Exhibit 11.1

Statement of Corporation Policy – Trading in the Corporation’s Securities

TO:	All Employees, Officers and Directors of United Maritime Corporation (the “Corporation”) and its Affiliates

FROM:	Stamatios Tsantanis, Chairman and Chief Executive Officer

RE:	Statement of Corporation Policy - Securities Trading By Corporation and Affiliate Personnel

ISSUED:	18th March, 2026

The Need for a Policy Statement
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the United States government and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Corporation personnel.

The Corporation’s Board of Directors has adopted this Policy Statement both to satisfy the Corporation’s obligation to prevent insider trading and to help Corporation personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Corporation.

The Consequences
The consequences of an insider trading violation can be severe:

Corporation-Imposed Sanctions. An employee’s failure to comply with the Corporation’s insider trading policy (i.e. Securities Trading Policy) may subject the employee to Corporation-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Corporation requires all Corporation personnel and their relations to comply with the law and with the Corporation insider trading policy. Needless to say, a violation of law, or even an investigation by the Securities and Exchange Commission (“SEC”) that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Penalties for insider trading are severe for every individual involved regardless of whether they personally benefited from the violation. Penalties may include:

•	Jail sentences;
•	Civil injunctions;
•	Civil monetary damages;

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•	Criminal fines;
•	Fines for the Corporation.

Any individual who is aware on material non-public information from their relationship with the Corporation is prohibited from trading on or tipping that information to another person to trade on. An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading.

Statement of Policy
It is the policy of the Corporation that no director, officer or other employee of the Corporation or any of the Corporation’s affiliates (a “Covered Person”) who is aware of material nonpublic information relating to the Corporation may, directly or through family members or other persons or entities, (a) buy or sell securities of the Corporation (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Corporation, including family and friends. In addition, it is the policy of the Corporation that no Covered Person who, in the course of working for or on behalf of the Corporation, learns of material nonpublic information about a company with which the Corporation does business, including a customer or supplier of the Corporation, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Corporation’s reputation for adhering to the highest standards of conduct.

Disclosure of Information to Others. The Corporation has established procedures for releasing material information about the Corporation in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Corporation, including family members and friends, other than in accordance with those procedures. You also may not discuss the Corporation or its business in an internet “chat room” or similar internet-based forum.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Corporation’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;
•	Earnings that are inconsistent with the consensus expectations of the investment community;
•	A pending or proposed merger, acquisition or tender offer;
•	A pending or proposed acquisition or disposition of a significant asset or vessel;
•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

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•	A change in management;
•	Development of a significant new product or process;
•	Impending bankruptcy or the existence of severe liquidity problems;
•	The gain or loss of a significant charterer.

“20-20” Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public” If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or a SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second trading day after the information is released. If, for example, the Corporation were to make an announcement on a Monday, you should not trade in the Corporation’s securities until Wednesday. If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Corporation’s securities.

Transactions under Future Corporation Plans
Stock Option Exercises. The Corporation’s insider trading policy does not apply to the exercise of an employee stock option. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Trading Windows and Blackout Periods
Trading Windows. A Covered Person may trade in Corporation securities only during the period beginning at the opening of trading on the second full trading day following the Corporation’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the 30th day following the end of the next quarter (or, if such 30th day is not a trading day, on the next trading day), as long as the Covered Person is not in possession of material nonpublic information or subject to any special trade blackout.

No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Covered Person possessing material nonpublic information concerning the Corporation may trade in Corporation securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the opening of trading on the second full trading day following the Corporation’s widespread public release of the information.

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No Trading During Blackout Periods. No Covered Person may trade in Corporation securities outside of the applicable trading windows or during any special blackout periods that the Corporation’s Chief Executive Officer (the “CEO”) may designate. In addition, no Covered Person may disclose to any outside third party that a special blackout period has been designated.

Pre-Clearance by CEO. All transactions in the Corporation’s securities by an employee of the Corporation or any of the Corporation’s affiliates must be cleared in advance by the Corporation’s CEO. Furthermore, all transactions in the Corporation’s securities by a director and/or officer of the Corporation, as these are defined under the Securities Exchange Act of 1934 (“Exchange Act”), must be cleared in advance by the Corporation’s CEO in writing keeping in copy the General Counsel of the Corporation.

Exception for Transfers Pursuant to Rule 10b5-1
Blackout periods shall not prohibit transfers of Corporation securities made pursuant to a written contract, letter of instruction or plan that (a) complies with the requirements of SEC Rule 10b5-1 (a “Rule 10b5-1 Plan”), and (b) has been approved by the Corporation’s CEO in advance of the first trade thereunder. In order to receive such approval from the Corporation’s CEO a Covered Person must certify in writing that (i) such Covered Person was not in possession of material nonpublic information about the Corporation at the time the Rule 10b5-1 Plan was adopted, (ii) that all trades made under the Rule 10b5-1 Plan will comply with Rule 10b5-1 Plan and applicable securities laws, and (iii) the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1. No such approval by the CEO shall be considered the CEO’s or the Corporation’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1.

Miscellaneous
Post-Termination Transactions. This Policy Statement will continue to apply to your transactions in Corporation securities even after you have terminated your employment with or position as a director of the Corporation or its affiliates. If you are in possession of material nonpublic information when your employment or directorship terminates, you may not trade in Corporation securities until that information has become public or is no longer material.

Holding Foreign Insiders Accountable Act (HFIAA) Disclosure. This Policy Statement, effective March 18,2026, requires compliance with Section 16(a) of the Exchange, as amended by HFIAA, that requires directors and officers, as these terms are defined under the Exchange Act, of a foreign private issuer (FPI) with a class of equity securities registered under Section 12 of the Exchange Act to provide disclosure of their beneficial ownership and transactions involving the issuer’s equity securities.

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Certifications

All Covered Persons must certify their understanding of, and intent to comply with, this Policy Statement.

CERTIFICATION

I certify that:

1.
I have read and understand the Company’s Statement of Policy regarding Securities Trading by Company and Affiliate Personnel.  I understand that the CEO is available to answer any questions I have regarding the Policy Statement.

2.	I have complied with the Policy Statement for so long as I have been a Covered Person of the Company.

3.	I will continue to comply with the Policy Statement for as long as I am subject to the policy.

Signature:

Date:

Print name:

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